Exhibit 99.1

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
JOSEPH F. JEAMEL, JR.
NAMED CHIEF OPERATING OFFICER AT ROCKVILLE BANK
LEAVES EXECUTIVE VICE PRESIDENT SLOT VACANT
Rockville, Conn., November 22, 2005 – Joseph F. Jeamel, Jr. has been promoted to Chief Operating Officer at Rockville Bank, according to an announcement by William J. McGurk, President and Chief Executive Officer of Rockville Bank. Mr. Jeamel has over 45 years of banking experience and is well known in the bank’s market area.
Mr. Jeamel’s new responsibilities include providing direction and leadership for the overall operational functions of Rockville Bank. He also will work with the President to continue the steady growth of the Bank. Mr. Jeamel’s former position as Executive Vice President is vacant and is expected to be filled within six months.
Mr. Jeamel has been with Rockville Bank since 1990. He is looking forward to the challenges and opportunities of his new position. Mr. Jeamel resides in Vernon with his wife, Maureen.
Rockville Bank is a 17-branch community bank that provides a convenient banking lifestyle for the communities it serves: Tolland; Rockville; Vernon; Ellington; Coventry; Manchester; East Hartford; South Windsor; East Windsor; Suffield; Enfield; Somers; and now in Glastonbury; with four supermarket locations open seven days a week. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
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